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                                                                    EXHIBIT 10.4

Time Warner NY Cable LLC
c/o Time Warner Cable Inc.
290 Harbor Drive
Stamford, CT 06902-6732

                                  June 24, 2005

Adelphia Communications Corporation
5619 DTC Parkway
Greenwood Village, CO 80111
Attn: Brad Sonnenberg

Ladies and Gentlemen:

      Reference is made to the Asset Purchase Agreement between Time Warner NY Cable LLC, a Delaware limited liability company ("TWNY"), and Adelphia Communications Corporation, a Delaware corporation ("Adelphia"), dated as of April 20, 2005, as amended on the date hereof (the "TW Purchase Agreement"). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the TW Purchase Agreement.

      1. Timing of Effectiveness of the Plan and the Closing. The parties hereto agree that the condition set forth in Section 6.1(a) of the TW Purchase Agreement with respect to the effectiveness of the Plan, shall be satisfied by the Plan becoming effective contemporaneously with the Closing.

      2. Assumption of Effectiveness. In determining whether Sections 6.1(f), 6.2(a), 6.2(b) (except for covenants to the extent related to Adelphia's obligations to use commercially reasonable efforts to fulfill the conditions precedent to its obligations under the TW Purchase Agreement), 6.2(d) (to the extent relating to 6.2(a) and 6.2(b) (except for covenants to the extent related to Adelphia's obligations to use commercially reasonable efforts to fulfill the conditions precedent to its obligations under the TW Purchase Agreement)) and 6.2(e) of the TW Purchase Agreement have been satisfied, the parties hereto shall assume that the Plan is effective in accordance with its terms and shall assume that any other plan of reorganization relating to any Managed Cable Entity or any other Transferred Asset as to which the only condition to its effectiveness that has not been satisfied or waived is the Closing is effective in accordance with its terms.

      3. Consent to Plan and Disclosure Statement. TWNY hereby acknowledges that the Plan, all exhibits attached thereto, the Disclosure Statement (except for the sections of the Disclosure Statement describing the Plan to the extent such description is inconsistent with the Plan; it being understood that

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TWNY shall promptly following the date hereof inform Adelphia of any such inconsistency it identifies) and the Disclosure Statement Motion (each of which is attached hereto) are acceptable in form and substance to TWNY and otherwise satisfy the requirements of the fourth sentence of Section 5.13(a) of the TW Purchase Agreement to the extent relating to the Plan, the exhibits attached thereto, the Disclosure Statement (except for the sections of the Disclosure Statement describing the Plan to the extent such description is inconsistent with the Plan) and the Disclosure Statement Motion. TWNY consents to the filing of such documents with the Bankruptcy Court. Adelphia hereby agrees to waive the conditions set forth in Sections 13.01(f), 13.01(g) and 13.02(b) of the Plan in order to effect the confirmation or effectiveness, as applicable, of the Plan, if so requested by TWNY, if the failure to so waive such condition(s) would reasonably be expected to materially delay or impair the Transaction. Adelphia hereby acknowledges and agrees that with respect to the conditions set forth in Sections 13.01(a), 13.01(b) and 13.01(c) of the Plan, if so requested by TWNY, it will exercise its discretion in a reasonable manner. The foregoing shall not prejudice either party's position with respect to Adelphia's waiver obligations, if any, in respect of any provision of Sections 13.01 and 13.02 of the Plan that is not addressed in this paragraph.

      4. Reservation of Rights. It is understood and agreed that the filing of the Plan and TWNY's consent thereto are without prejudice to Adelphia's rights to amend the Plan and TWNY's right to consent or to withhold consent to any amendment (and the absence or presence of any provision of the Plan as filed shall not be taken into account in determining such rights of Adelphia or TWNY), in each case, in accordance with applicable provisions of the TW Purchase Agreement.

      5. Issuance of Parent Capital Stock. TWNY acknowledges that in connection with the Transaction it currently intends to cause Parent to effect a stock dividend and distribute approximately 999,999 shares of Parent Capital Stock in respect of each share of Parent Capital Stock outstanding as of the record date for such dividend. TWNY further acknowledges and agrees that in the event that the number of shares of Parent Capital Stock to be issued at the Closing is changed it shall use its commercially reasonable efforts to cause the initial pricing of such shares to be in a reasonable range in light of the current intended share price and then prevailing market conditions.

         This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same letter agreement.

         This letter agreement shall be governed by and construed in accordance with the TW Purchase Agreement.

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      Please confirm your agreement with the foregoing by signing and returning a copy of this agreement to the undersigned.

                                            Very truly yours,

                                            TIME WARNER NY CABLE LLC

                                            By: /s/ Satish R. Adige
                                               ---------------------------------
                                               Name: Satish R. Adige
                                               Title: Sr. V.P., Investments

Agreed and Acknowledged:

ADELPHIA COMMUNICATIONS CORPORATION

By: /s/ Brad M. Sonnenberg
    ----------------------------------------
    Name: Brad Sonnenberg
    Title: Executive Vice President, General Counsel and Secretary

Acknowledged and approved:

COMCAST CORPORATION

By: /s/ Robert S. Pick
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    Name: Robert S. Pick
    Title: Senior Vice President